As filed with the United States Securities and Exchange Commission on December 5, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VISION MARINE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Québec	3730	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

(Address of principal executive offices, including zip code, and telephone number, including area code)

CorpoMax Inc.

2915 Ogletown Road, Newark, DE 19713.

Telephone: +1 302 266-8200

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York 10017 Telephone: (212) 588-0022	Virgil Hlus Andrew Stewart Cozen O’Connor LLP Bentall 5, 550 Burrard Street Suite 2501 Vancouver, BC, V6C 2B5, Canada Tel: +1 (604) 674-9170

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 5, 2025

Up to 7,407,407 Common Shares

Up to 7,407,407 Pre-Funded Warrants to purchase Common Shares

Up to 7,407,407 Common Shares underlying the Pre-Funded Warrants

Vision Marine Technologies Inc.

We are offering on a firm-commitment underwritten basis of up to 7,407,407 of our common shares, without par value per share of Vision Marine Technologies Inc. (the “Company”, “we”, “our”, “us”), at an assumed offering price of $1.08 per common share, which is the reported sale price of our common shares, as reported on the Nasdaq Capital Market on December 1, 2025. For further information about the securities offered herein, see “Description of Securities We Are Offering”.

We are also offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase up to 7,407,407 pre-funded warrants in lieu of common shares. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per common share, minus C$0.001, and the remaining exercise price of each pre-funded warrant will equal C$0.001 per common share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. We are also registering the common shares issuable from time to time upon the exercise of the pre-funded warrants offered hereby. We refer to the common shares and pre-funded warrants offered hereby as the offered securities.

The offering price for the offered securities will be determined at the time of pricing and may be at a discount to the current market price or to the assumed price set forth above. The assumed offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and the underwriter based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. Therefore, the assumed public offering price used through this prospectus may not be indicative of the final offering price.

Our common shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “VMAR.” On December 1, 2025, the last reported sale price of our common shares on Nasdaq was $1.08. As of December 1, 2025, there were 5,008,735 common shares issued and outstanding.

See “Risk Factors” on page 20 for more information.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in the offered securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 20 as well as the other information contained in this prospectus before making a decision to invest in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1) Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1% of the public offering price payable to the underwriter. See "Underwriting" for a description of compensation payable to the underwriter.

We have granted a 45-day option to the underwriter to purchase up to an additional          common shares and/or pre-funded warrants, representing 15% of the common shares and pre-funded warrants initially offered hereby, solely to cover over-allotments, if any.

The underwriter expects to deliver the securities to the investors on or about             , 2025.

ThinkEquity

The date of this prospectus is              , 2025

EMOTION™

ELECTRIC POWERTRAIN TECHNOLOGY

Electric - 180 Hp

High-tech marine-designed motor, equipped with multisensor captors and independent cooling, providing the 180 horsepower.

Easy Charging Anywhere, Anytime

Onboard Charging System allows for quick and easy charging from any shore outlet, in or out of the water.

Built For Marine

A purpose marine designed powertrain unique in the industry with high quality standards.

ELECTRIC

180E

Electric High Voltage Marine Powertrain

VISION
MARINE TECHNOLOGIES

EMOTION™
ELECTRIC POWERTRAIN TECHNOLOGY
MARINE TECHNOLOGIES
LAKE OZARKS
SHOOTOUT
RECORD ELECTRIC SPEED
116 MPH
116 MPH

NAUTICAL VENTURES

NAUTICAL VENTURES
25

FORT LAUDERDALE · NORTH PALM · PALM CITY · SARASOTA · PENSACOLA · HOLIDAY

TOP 100 BoatingIndustry

WINNER OF THE YEAR

2024 BOATING INDUSTRY TOP 100 DEALERSHIP

You should rely only on the information contained in this prospectus, inclusive of any documents incorporated by reference herein, any amendment or supplement to this prospectus or any free writing prospectus prepared by, or on, our behalf. Neither we nor the underwriter have authorized any other person to provide you with different or additional information. Neither we nor the underwriter take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or incorporated by reference herein is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

Except as otherwise set forth in this prospectus, neither we nor the underwriter have taken any action to permit an offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, and “our business” refer to Vision Marine Technologies Inc. and its consolidated subsidiaries, and “common shares” refer to our “Voting Common Shares – Series Investor 1” common shares, with no par value. For more information related to our authorized share capital please see “Articles of Incorporation of Our Company”.

Except as otherwise indicated, all information in this prospectus assumes (i) no exercise of the representative’s warrants, (ii) any pre-funded warrants sold in this offering are immediately exercised without violating any beneficial ownership restrictions therein and (iii) no exercise of the over-allotment option.

All per share amounts in this prospectus (except where otherwise indicated) account for (i) a 1:15 reverse stock split of our common shares that occurred on August 22, 2024, (ii) a 1:9 reverse stock split of our common shares that occurred on October 8, 2024 and (iii) a 1:10 reverse stock split of our common shares that occurred on March 31, 2025. Any share and per share amounts incorporated by reference into this prospectus from documents that we have previously fielded with the SEC might not account for such reverse stock splits.

All references to “$” or “dollars”, are expressed in United States dollars unless otherwise indicated.

All reference to “Canadian dollars”, “CAD”, or to “C$” are to Canadian dollars.

All amounts converted from or into US$ or $ in this prospectus have been converted using an exchange rate of $US1.00:$1.3949 (the US$ to CAD exchange rate on December 3, 2025 as reported by the Bank of Canada) except (i) US$ and $ amounts included in our historical financial statements (or amounts in the prospectus derived from such financial statements) and (ii) as otherwise stated herein.

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PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus and incorporated herein by reference. You should read carefully the entire document and the documents incorporated herein by reference, including our historical financial statements and related notes incorporated by reference herein and the historical financial statements of Nautical Ventures Group Inc. (“Nautical Ventures”) and related notes incorporated by reference herein, to understand our business, the offered securities and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 20.

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 27, 2012. Until June 23, 2025, our principal activity was the design, development and manufacturing of electric outboard powertrain systems and power boats and the renting of electric boats. On June 23, 2025, we acquired Nautical Ventures and with locations in Florida for the sale of boats, parts and accessories and the provision of related services.

Business Overview

Vision Marine Technologies, Inc. is a marine technology company focused on developing and commercializing electric propulsion solutions and related products for the recreational boating market. Our core technology is the E-Motion™ high-voltage electric outboard powertrain platform, which includes our flagship 180 HP E-Motion 180E system. The E-Motion platform is designed to deliver continuous high horsepower, enhanced reliability, and a zero-emission boating experience through a purpose-built marine-grade motor, multisensor control architecture, dedicated cooling systems, and onboard charging capability through standard shore power. We also design and manufacture electric boats integrated with our propulsion systems and have historically offered electric boat rentals at select locations.

In June 2025, we expanded our business beyond manufacturing and technology development through the acquisition of Nautical Ventures, a leading Florida-based multi-brand boat dealership group. Nautical Ventures operates eight retail and service locations offering new and used recreational boats, parts, accessories, repairs, and maintenance services. Its product mix includes both electric and internal-combustion engine (“ICE”) boats, positioning the business as a comprehensive provider of marine products to consumers and commercial customers. As disclosed in our filings, the acquisition materially broadened our revenue base and improved margin profile, with Nautical Ventures contributing significant sales volume shortly after closing.

As a result, we now operate through two complementary business segments: (i) electric propulsion and boat manufacturing, including ongoing development and commercialization of our E-Motion™ systems and electric boat models; and (ii) retail sales and services through Nautical Ventures, which provides a scaled distribution platform and recurring service revenue. This integrated model enhances our market reach, strengthens operational synergies between technology and retail, and positions the Company to promote the adoption of electric propulsion while benefiting from a diversified revenue mix within the broader recreational marine industry.

Nautical Ventures’ Operations

In June 2025, we acquired Nautical Ventures which sells boats, parts and accessories and offers services related to recreational boating. Nautical Ventures has eight locations in Florida, consisting of four dealerships, a marina, a yacht tender service and a kayak rental. Despite the acquisition of Nautical Ventures having occurred in the past two and one-half months of our fiscal 2025, revenue from Nautical Ventures represented approximately 92.8% of our total revenue for our 2025 fiscal year. These operations represented approximately 65.2% of our total assets on August 31, 2025.

The bulk of Nautical Ventures revenues for the year ended December 31, 2024 and the three months ended March 31, 2025 (approximately 89% and 90%, respectively) was derived from the sale of boats from third-party manufacturers, the majority of which were manufactured by Axopar Boats Oy (“Axopar”). The remainder of Nautical Ventures revenues for those periods was primarily derived from the sale of boat parts and “water toys” (such as kayaks, stand-up paddleboards, and electric personal watercraft), the provision of services and dockage fees.

Certain real estate used by Nautical Ventures dealership locations is held by entities controlled by the previous owner, and in connection with the acquisition, we obtained the right to either acquire the real estate or receive the net proceeds from a sale, resulting in a recorded proceeds receivable of approximately $10.4 million as of June 20, 2025. Following the sale of the two North Palm Beach properties, this receivable was reduced to approximately $6.6 million upon our receipt of net proceeds totaling $3.8 million. The remaining real estate was appraised in October and November by third-party valuation experts. Based on such latest appraised values, the real estate net of the related mortgages on those properties represents an estimated $11 million in equity value to the Company upon its sale.

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Boat Sales

Nautical Ventures is primarily focused on the sale of recreational boats including both those with internal combustion engines and with electric propulsion. Nautical Ventures sells boats through its dealerships in Ft. Lauderdale, Sarasota, Palm Beach, Tampa Bay and Pensacola, two of which locations are waterfront dealerships. We are proud that in February 2025, Boating Industry magazine listed Nautical Ventures as number one in its ranking of the top 100 U.S. dealerships.

Fort Lauderdale dealership

Nautical Ventures has translated its experience with sales, servicing the customer and knowledge of the region in which it operates into annual sales of near or over $100 million in its past two full calendar years. With just under two and one-half months of operations in our 2025 fiscal year, the sale of boats by Nautical Ventures accounted for approximately 80.5% of all of our revenue in our 2025 fiscal year.

Although, Nautical Ventures sells both new and used boats, the sale of new boats respectively accounted for approximately 79.7% and 81.9% of Nautical Ventures’ revenues in the year ended December 31, 2024 and the three months ended March 31, 2025, respectively. In particular, Nautical Ventures has had success in selling new models of boats manufactured by Axopar with such models accounting for approximately 51% of Nautical Ventures’ revenues in the 2024 calendar year.

The sale of used boats accounted for approximately 6.7% and 8.5% of Nautical Ventures revenues in the year ended December 31, 2024 fiscal and the three months ended March 31, 2025, respectively. We sell used versions of the new makes and models we offer and used boats of other makes and models generally taken as trade-ins. Our used boat sales depend on our ability to source a supply of high-quality used boats at attractive prices. We acquire a large portion of our used boat inventory through customer trade-ins. We strive to increase our used boat business through the availability of quality used boat trade-ins generated from our new boat sales efforts, which are well-maintained through our service initiatives. Additionally, substantially all of our used boat inventory is posted on our digital properties, which expands the awareness and availability of our products to a large audience of boating enthusiasts.

We believe that Vision Marine’s experience with electric boats enhances the ability of the network of dealerships provided by Nautical Ventures to sell electric boats. We envision the increased sale of electric boats by Nautical ventures to include both boats manufactured by us as well as those manufactured by third parties.

Other

In addition to selling boats, Nautical Ventures generates revenue by providing services for boat owners, selling parts needed for the maintenance of boats owned by our customers, selling of water toys (such as inflatable and rideable toys) and renting kayaks, paddleboards and pontoons. With just under two and one-half months of operations in our 2025 fiscal year, these other revenue sources from Nautical Ventures accounted for approximately 12.2% of all of our revenue in our 2025 fiscal year

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We believe that we can expand revenue from products and services related to boats through the Nautical Ventures network. In particular, we are pursuing efforts to expand our electric integration services in Florida to combine various components, including the electric motor, battery system, charging system, and control systems, to create a functional and efficient electric propulsion system and to increase revenue derived from the provision of financing and warranty opportunities.

Floor Plan Financing

We finance most of our new and some of our used boat inventory through standardized floor plan facilities with various financial institutions, manufacturer-affiliated finance companies and other lending institutions. The new and used boat floor plan facilities bear interest at variable rates based on either the secured overnight financing rate or prime rates. The weighted average interest rate on floor plan facilities was 9.7% as of August 31, 2025. The new and used boat floor plan facilities are collateralized by boat inventory and other assets.

The vehicle floor plan facilities contain a number of covenants, including, among others, covenants restricting Nautical Ventures with respect to the creation of liens and changes in ownership, officers and key management personnel. Nautical Ventures was not compliant with covenants of its floor plan due to a change of ownership when Nautical Ventures Group purchased 86% of the shares held by a founding shareholder in 2023. In addition, Nautical Ventures was not compliant with the covenant requiring threshold debt service coverage ratios due to the reduced margins throughout 2024 caused by excessive dealer inventory levels, fierce competition and high floor plan interest triggering technical defaults with 5 of its lenders, namely:

•	Wells Fargo Commercial Finance

•	Bank of Montreal (BMO)

•	Valley National Bank

•	Shore Premier/Centennial Bank

•	Northpoint Commercial Finance

In June 2025 all of the above lenders, except for Wells Fargo Commercial Finance, consented to the change of ownership and signed Forbearance Agreements. The floor plan owed to Wells Fargo Commercial Finance in the amount of $1,907,751 was assumed by one of the Company’s suppliers, Beneteau Group, and Wells Fargo Commercial Finance is no longer a lender to the Company.

The balance on all floor plan financings as of August 31, 2025 was $32,511,664, and was further reduced to approximately $22.1 million as of the end of November 2025.

As of December 4, 2025, the Northpoint Commercial Finance floor plan facility remains subject to a temporary funding freeze initiated by the lender as part of its annual credit and collateral review. The Company has provided all requested information, continued to make required curtailments, and remains in good standing under the terms of the facility. Discussions with Northpoint Commercial Finance to lift the freeze and resume normal funding are ongoing.

Our Legacy Electric Focused Operations

We design and manufacture electric outboard powertrain systems, power boats, and related technology and rent electric boats. These operations represented approximately 34.8% of our total assets on August 31, 2025. Although the operations of Nautical Ventures are included in less than two and one-half months of our fiscal 2025, these operations accounted for approximately 7.2% of our total revenue for the year ended August 31, 2025.

Our legacy operations related to electric boats primarily focus on the development of our electric outboard powertrain system that we believe is significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue. In our 2025 fiscal year, we generated approximately $57 thousand in revenue from the sale of our powertrains.

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We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last three fiscal years, we manufactured 20, 45 and 46 powerboats, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental, Ltd., an entity that rents electric boats in Newport Beach, California. Since that time, we added two more locations: one in Ventura, California which is held by EB Rental Ventura Corp. and one in Palm Beach, Florida which is held by EBR Palm Beach Inc. We plan on opening another rental operation in Dania Beach, Florida. In addition to generating revenues from the rental of our powerboats, our rental locations build brand awareness and act as an open-water showroom for potential buyers. On April 25, 2024, we sold EB Rental, Ltd. for $794,616 in order to partially finance patent applications for our electric outboard powertrain systems.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

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•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and;

•	developing an innovative controller, in particular, one that:

o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o	detects possible operating problems (for example cavitation); and

o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 35 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system. In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains are controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the proposed Four Winns H2e Bowrider. As of the date hereof, we have not made any sales of our electric motors to Four Winns.

In September 2024, we launched the E-Motion™ 180e inboard electric motor system. Delivering a continuous 180hp at the propeller, this new system opens an important market segment for us, significantly expanding the range of vessels that can benefit from its advanced electric propulsion technology. Following development and testing, this inboard system incorporates 95% of the components from the E-Motion™ outboard powertrain system, so that the outboard motor system can relay performance of the inboard system. We believe that this integration allows us to extend our offerings within the electric marine sector, positioning us to meet the growing demand for electric propulsion solutions in both outboard and inboard applications.

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On December 8, 2024, the Company announced a strategic partnership with Armada Pontoons, a renowned manufacturer of high-quality pontoon boats based in Quebec, Canada. This collaboration introduces a new electric pontoon boat design to meet the growing demand for eco-friendly, regulation-compliant, and competitively priced boating solutions for North America’s vast network of lakes.

On January 9, 2025, the Company announced the establishment of a production line for custom cooling plates in partnership with Calip Group, a leader in high-tech welding processes. Under this collaboration, Calip Group will supply components that enhance the thermal management of the Company’s high-voltage (HV) marine battery packs. These custom cooling plates are specifically tailored to meet the stringent demands of marine applications, with production slated to begin in 2025.

On February 24, 2025, the Company announced the filing of its ninth patent application related to its E-Motion™ Electric Powertrain System for its Outboard Power Control Unit (“PCU”) designed for electric marine vessels for the autonomous management of propulsion parameters and cooling operations to deliver enhanced efficiency and reliability. Leveraging a dual-CAN bus architecture, the PCU promotes seamless communication with both internal sensors and actuators within the outboard engine housing and external vessel control units. This architecture promotes real-time autonomous control of the electric motor, designed to increase performance while maintaining robust safety protocols and scalability.

On April 16, 2025, the Company, along with MS Marine GmbH, announced the successful completion of internal hull optimization in the latter’s STERK brand of vessels. The joint engineering effort focused on refining the internal hull layout of STERK vessels to securely house the Company’s E-Motion™ Electric Powertrain System.

On June 11, 2025, the Company announced the expansion of its partnership with Octillion Power Systems, a U.S.-based lithium-ion battery manufacturer, to produce high-voltage battery packs dedicated exclusively to the American market. Under the terms of the agreement, Octillion Power Systems will assemble the Company’s new proprietary 45.36 kWh battery packs at its facility in Nevada, aiding in fast, cost-efficient distribution across North America. These batteries are designed to support both the Company’s OEM integrations and consumer-facing electric boat offerings, delivering increased power, extended range, and improved performance, while reducing total system cost and simplifying logistics.

On June 18, 2025, announced that its E-Motion™ Electric Powertrain System has been approved for inclusion in California’s Clean Off-Road Equipment (“CORE”) Voucher Incentive Project. The voucher approval grants the Company’s propulsion kits eligibility for point-of-sale vouchers of up to $170,000 per unit, substantially reducing the cost of adopting electric propulsion for organizations modernizing their electric fleets.

On August 28, 2025, the Company announced the launch of a dedicated electric boating division within Nautical Ventures to provide customers with a complete EV-focused experience, encompassing sales, service, after-sales support, events, and a growing lineup of electric toys and watersports products.

On September 15, 2025, the Company announced a strategic partnership with Hydrofin, a U.S. company specializing in patented hydrofoil systems for pontoons. Through its Nautical Ventures dealership network, the Company will integrate Hydrofin’s hydrofoil technology into its pontoon lineup. Hydrofin’s systems are engineered to lift pontoons partially out of the water, reducing drag and improving speed, range, and ride comfort. This makes them an especially valuable complement to the Company’s E-Motion™ Electric Powertrain System, where optimized efficiency directly translates to longer run-times and enhanced performance.

On September 26, 2025, the Company announced a strategic non-binding initiative with Port de Plaisance La Ronde to develop a technological and commercial hub dedicated to experience electric boating and activities on Île Sainte-Hélène, in Montreal and near Montréal–Trudeau International Airport. The project calls for the creation of an electric boating hub, bringing together a sales and distribution center, a technical and commercial training platform, and an expertise center to foster the adoption of electric propulsion in the marine industry.

On September 29, 2025, the Company announced the execution of a distribution agreement with Taiga Motors Inc. to serve as the exclusive dealer and authorized service provider for Taiga’s electric personal watercraft in major Florida markets. Under the agreement, Nautical Ventures will have exclusive rights to distribute Taiga Motors Inc.’s electric personal watercraft across key Florida counties, including Miami-Dade, Broward, Palm Beach, and Hillsborough.

On September 30, 2025, the Company announced the world debut of the first dual application of the E-Motion™ Electric Powertrain System in partnership with STERK. The Sterk 31e dual integration expands the Company’s portfolio of 24 completed integrations of the E-Motion™ Electric Powertrain System across multiple recreational boating platforms, underscoring its unmatched expertise.

We have filed thirteen patent applications with respect to our electric outboard powertrain system and plan on another eleven patent applications related to this innovation in the near future.

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Specifications of our First Outboard Electric Powertrain

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	43 kW
Shaft Length	S - XL
Cooling	Water
Control	Can bus

Our Powerboats

We manufacture seven models of electric powerboats. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. In our last three fiscal years, we manufactured 20, 45 and 46, respectively. Our revenue from the sale of these electric powerboats amount to $739 thousand in our 2025 fiscal year.

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For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

V30 Electric Pontoon

The V30 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of 30 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about $140,000. We began offering this boat in 2025.

V24 Electric Pontoon

The V24 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of just under 25 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about $100,000. We began offering this boat in 2025.

V17 Electric Pontoon

The V17 electric pontoon has a length of 17 feet and is designed to carry up to 8 people. The starting retail price for the V17 electric pontoon is about $33,000.

VX Electric Pontoon

The VX electric pontoon has a length of over 17 feet and is designed to carry up to 10 people. The starting retail price for the VX electric pontoon is about $53,000.

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Volt 180

Reaching speeds of up to approximately 6 miles per hour, the Volt 180 is a boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6 and 10 kilowatts), accessories (fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $34,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour. In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint).

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at $14,995 for the hull only, seats up to ten passengers and reaches a top speed approximately 5 miles per hour. The Phantom is made out of plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year.

Sales

We envision that if we are able to mass produce our electric powertrains, a significant portion of our revenue will be generated from the sale of our electric powertrains. In fiscal 2025, we made the first sale of our E-Motion™ Electric Powertrain System and generated $57 thousand from such sales. Although we have received non-binding letters of intent from OEMs for the purchase of such powertrains, such letters may never result in any actual sales. The projected sales price for future sales of our electric outboard powertrain system will depend on the number of batteries used and where it is sold. For the European market, we anticipate that the systems with Neogy batteries will sell for $60,000 for a one-battery system, $85,000 for a two-battery system and $115,000 for a three-battery system. For the U.S. market, we anticipate that the systems with Octillion batteries will sell for $45,000 for a one-battery system, $65,000 for a two-battery system and $85,000 for a three-battery system.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats at one location in Newport Beach, California. In April 2023, we opened our second electric boat rental operation in Portside Ventura, California, and in December 2023, we opened our third electric boat rental operation in Palm Beach, Florida. In April 2024, we sold our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $794,616. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EB Rental, Ltd. prior to its sale. The sale of our rental operations in Newport Beach, California has significantly decreased the size of our rental operations. We are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

The electric boat rental business currently has a fleet of approximately 8 powerboats. Rental rates range from $75 per hour to $215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in our fleet has over 200 hours of sailing time, we offer the powerboat for sale to the public. In our 2025 fiscal year, our rental business represented approximately 1% of total revenue.

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Strategy

We are a vertically integrated marine company focused on delivering a superior on-water experience through innovative propulsion systems and a multi-brand retail strategy. Our operations span the design and industrialization of high-voltage electric powertrain systems, the development of electric boats, and the retail distribution of both electric and internal combustion engine (ICE) boats.

Following the acquisition of Nautical Ventures, a top-performing boat dealership network with nine locations across Florida, we have significantly expanded our access to retail customers. Through Nautical Ventures, we now offer a wide portfolio of leading recreational boat brands and models, giving us the ability to meet a broad spectrum of consumer demand, from entry-level boats to high-performance vessels. This footprint not only enables direct-to-consumer sales but also allows us to embed electric models within an established sales pipeline traditionally centered on ICE products, accelerating mainstream adoption of our electric offerings.

We also continue to sell electric boats directly to commercial fleet operators and boat rental businesses, which serve as high-visibility testbeds for our propulsion technology. These installations contribute to brand awareness, generate recurring fleet sales, and allow new consumers to experience electric boating firsthand.

Nautical Ventures further provides an immediate, scalable service infrastructure. Several locations are equipped or will be upgraded to support electric boat service bays, giving Vision Marine the ability to offer after-sale support for our E-Motion™ propulsion systems and electric boat fleet. This creates a full-cycle ownership experience for electric boat customers, from purchase to service, and enhances our value proposition in the retail environment.

At the same time, we continue to make our marine-specific electric propulsion systems available to boat manufacturers through direct engagement. Our E-Motion™ powertrains are engineered for seamless integration by OEMs, allowing them to electrify existing platforms while maintaining design and performance standards. We market these systems through trade shows, prototype demonstrations, and targeted outreach to selected manufacturers.

We believe that combining a controlled retail network with a technology integration strategy positions us to scale efficiently, maintain visibility over the customer journey, and foster broader market adoption of electric propulsion. We will continue to invest in research and development, operational efficiency, and our service infrastructure to meet the growing demand across both recreational and commercial marine segments.

Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these exemptions until September 1, 2026 or such earlier time that we are no longer an emerging growth company. We would cease to be an EGC earlier if we have more than $1.235 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates or we issue more than $1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an EGC, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. We may choose to take advantage of some, but not all, of the available exemptions.

Corporate Information

We have two directly wholly-owned subsidiaries and eleven indirectly wholly-owned subsidiaries.

Our registered agent in the United States is CorpoMax Inc. The address of the Company’s registered agent in the United States is 2915 Ogletown Road, Newark, DE 19713.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada. Our phone number is 450-951-7009. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is https://visionmarinetechnologies.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We anticipate that we will no longer be able to report as a foreign private issuer starting on September 1, 2026.

 Summary of Significant Risk Factors

An investment in the offered securities involves a high degree of risk. We set forth a summary of certain of those risks. For a more detailed discussion, see “Risk Factors” beginning on page 20. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

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Risks Related to Our Operations

•	There is limited public information on our operating history.

•	We currently have a net loss, and if we are unable to achieve and grow a net income in the future our ability to grow our business as planned will be adversely affected.

•	To carry out our proposed business plan, we will require a significant amount of capital.

•	Terms of subsequent financings may adversely impact your investment.

•	Demand in the boat industry is highly volatile.

•	We face potential liability from workplace accidents.

•	We are vulnerable to supply chain risks.

•	Our financial statements have been prepared on a going concern basis and our financial status creates a substantial doubt whether we will continue as a going concern.

•	If we are unable to maintain compliance with Nasdaq’s continued listing requirements, Nasdaq may choose to delist our securities from its exchange or may subject us to additional restrictions, which may adversely affect the liquidity and trading price of our securities.

•	In an effort to maintain compliance with the Minimum Bid Price Requirement, we recently enacted a third reverse stock split. We may need to enact additional reverse stock splits to maintain compliance if we fail to meet the Minimum Bid Price Requirement in the future.

•	We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

Risks Related to Nautical Ventures

•	Our success will depend, in part, upon our continued access to financing for inventory.

•	Our business model entails carrying substantial amounts of debt.

•	We rely on one manufacturer for a substantial portion of our sales

•	We have the option to acquire additional properties, and if the contingent conditions to do so do not occur, we may be prevented from acquiring such properties.

•	Changes to trade policies, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

•	We are vulnerable to geographic risk.

Risks Related to our Electric Operations

•	Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

•	Our future growth depends upon consumers’ willingness to purchase electric powerboats.

•	We rely on a limited number of suppliers for key components of our finished products.

•	Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

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•	We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

•	If we are unable to meet our production and development goals, we may need to change our business plans for our E-Motion powertrains or the timeline in which we expect to carry them out.

•	Our intellectual property is not fully protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

•	We have limited registered trademarks for our products and trade names

•	We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Risks Related to our Common Shares and this Offering

•	The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

•	Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

•	FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

•	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

•	As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

•	We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

•	If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in the offered securities would be subject to certain adverse U.S. federal income tax consequences.

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Offering Summary

Common Shares Offered by us:	This prospectus relates to the firm commitment offering of up to 7,407,407 common shares and/or pre-funded warrants at an assumed offering price of 1.08 per common share and $1.08 per pre-funded warrant (less the nominal remaining exercise price). For further information about the securities offered herein, see “Description of Securities We Are Offering”.

Shares Outstanding Prior to the Offering:	5,008,735 common shares, and we assume that the same amount will be outstanding immediately prior to the closing of the offering.

Shares Outstanding After the Offering:	12,416,142 common shares (or 13,527,253 common shares assuming the underwriter exercises the over-allotment option), which includes shares underlying any pre-funded warrants sold in this offering.

Pre-Funded Warrants Offered by Us:

Up to 7,407,407 pre-funded warrants. We are offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase pre-funded warrants in lieu of common shares. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per common share, minus C$0.001, and the remaining exercise price of each pre-funded warrant will equal C$0.001 per common share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full.

For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis.

Over-allotment option

We have granted a 45-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional [          ] common shares and/or pre-funded warrants, representing 15% of the common shares and pre-funded warrants sold in the offering.

The over-allotment option purchase price to be paid per additional common share by the underwriter shall be equal to the public offering price of one common share less the underwriting discount. The over-allotment option purchase price to be paid per additional pre-funded warrant by the underwriter shall be equal to the public offering price of one common share less the underwriting discount and C$0.001.

Use of Proceeds:

We estimate that we will receive net proceeds of approximately $7.0 million (or $8.1 million assuming the full exercise of the underwriter’s overallotment option) from this offering, after deducting estimated underwriter’s fees, reimbursement of underwriter expenses, and estimated offering expenses payable by us.

We intend primarily to use the net proceeds from this offering for general corporate purposes and working capital, including for inventory management and servicing our floorplan lines of credit, general and administrative expenses and prosecuting patent applications relating to our E-Motion™ electric powertrain technology. We may also use a portion of the net proceeds from this offering for acquisitions or strategic investments in complementary businesses or technologies, however as of the date of this prospectus, no acquisition targets have been identified.

Trading:	Our common shares are currently quoted on the Nasdaq Capital Market under the symbol “VMAR”. Our pre-funded warrants are not traded on any public market or quotation system, and we do not intend to apply for our pre-funded warrants to be traded on any such market or system

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Lock-up	Each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares for the three-month period following the date of the offering, without the underwriter’s prior written consent. In addition, subject to certain exceptions, the company has agreed not to engage in various transactions involving its common shares or related securities, including sales, offerings, registrations, or economic transfers, without the underwriter’s prior written consent for sixty (60) days after the offering, and additionally, not to conduct any “at-the-market” or variable rate equity transactions for six months post-offering.

Risk Factors:	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Shares outstanding prior to and after the offering is based on 5,008,735 common shares outstanding as of December 1, 2025, and excludes:

•	2,187 common shares issuable upon the exercise of outstanding options outstanding as of December 1, 2025 with a WAEP of $398.02;

•	common shares underlying the underwriter warrants to be issued to the Underwriter in connection with this registered offering; and

•	440,033 common shares issuable upon exercise of other warrants outstanding as of December 1, 2025 with a WAEP of $17.34.

•	48 common shares exercisable upon the exercise of outstanding pre-funded warrants;

•	up to 647,802 common shares that may be issued upon the conversion of $5,586,646 in convertible notes that were issued pursuant to the Equity Purchase Agreement;

•	285,000 common shares to be issued to Alexandre Mongeon as per the Mongeon Employment Agreement;

•	up to 255,012 common shares that may be issued to the former shareholders of NVG, contingent upon full satisfaction of the conditions related to the NVG real estate acquisition; and

•	up to 231,911 common shares that may be issued upon the conversion of up to $2,000,000 in convertible notes that may still be issued, dependent on the outcome of certain claims against Nautical Ventures, at a conversion price of $8.624 per share.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of the representative’s warrants;

•	any pre-funded warrants sold in this offering are immediately exercised without violating any beneficial ownership restrictions therein; and

•	no exercise of the over-allotment option.

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Summary Financial Data

The summary financial information set forth below has been derived from the following documents (each of which is incorporated by reference into this prospectus):

•	our audited consolidated financial statements for the fiscal years ended August 31, 2025 and 2024;

•	Nautical Ventures’ unaudited consolidated financial statements and the notes thereto for the three months ended March 31, 2025;

•	Nautical Ventures’ audited consolidated financial statements for the fiscal years ended December 31, 2024 and 2023; and

•	the unaudited pro forma combined statement of comprehensive loss for the year ended August 31, 2025.

You should read the following summary financial data together with such historical financial statements and the notes thereto.

Summary Financial Data of Vision Marine Technologies Inc.

Consolidated Statement of Comprehensive Loss

	For the Fiscal Year Ended August 31,
	2025	2024	2023
Revenue	$13,832,556	$2,789,650	$4,201,685
Gross profit	$4,766,494	$1,101,543	$1,138,105
Net loss	$(21,267,257)	$(10,358,789)	$(15,805,844)
Basic and diluted loss per share	$(24.53)	$(1,135.64)	$(2,228.34)

Consolidated Statements of Financial Position

As of August 31, 2025
Current Assets	$58,973,029
Total Assets	$69,913,257
Current Liabilities	$49,695,231
Total Liabilities	$61,462,255
Total Shareholders’ Equity	$8,451,002

Summary Financial Data of Nautical Ventures Group Inc.

Consolidated Statement of Comprehensive Income (Loss)

	Three Months Ended March 31,	For the Fiscal Year Ended December 31,
	2025	2024	2023
	Unaudited
Revenue	$22,228,700	$97,291,543	$104,788,069
Gross profit	$3,456,116	$20,521,294	$29,740,957
Net income (loss)	$(2,369,334)	$(7,315,074)	$4,878,992
Basic and diluted earnings (loss) per share	$(0.11)	$(0.34)	$0.15

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Consolidated Statements of Financial Position

As of March 31, 2025
Unaudited
Current Assets	$70,534,130
Total Assets	$90,607,476
Current Liabilities	$63,747,814
Total Liabilities	$83,673,334
Total Shareholders’ Equity	$6,934,142

Pro Forma Summary Financial Data

The selected financial data in the table below is from the unaudited pro forma combined statement of comprehensive loss which is based on the Company’s and Nautical Ventures’ historical financials and gives effect to the acquisition of Nautical Venture as if it had occurred on September 1, 2024.

For the fiscal year ended August 31, 2025
Unaudited
Revenue	$76,531,271
Gross loss	$(6,178,158)
Net loss	$(53,183,857)
Basic and diluted loss per share	$(60.26)

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RISK FACTORS

An investment in the offered securities carries a significant degree of risk. You should carefully consider the following risks as well as the other information contained in this prospectus (or incorporated by reference herein) including risk factors in the documents incorporated herein by reference and our historical financial statements and related notes incorporated by reference herein,, as well as the other information contained in this prospectus, before you decide to purchase any offered securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of the offered securities. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Common Shares and this Offering

The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in November 2020. From the date of the start of our fiscal year ended August 31, 2024 to December 1, 2025, the highest closing price of our common shares on the Nasdaq Capital Market was $21,114 and the lowest closing price was $1.08. Additionally, the liquidity of our common shares may decrease, meaning that the demand for the purchase of our shares may not be at a level that allows for your sale at a desirable price or even the then market price if you wish to sell your common shares. The market value of our common shares and their liquidity will continue to fluctuate due to the impact of any or all of the following factors:

•	sales or potential sales of substantial amounts of our common shares;

•	announcements about us or our competitors;

•	litigation and other developments relating to our proprietary rights or those of our competitors;

•	conditions in the marine product industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

There is no trading market for our pre-funded warrants.

Unlike our common shares, no trading market exists for our pre-funded warrants, and we do not intend to take steps to list our pre-funded warrants on any public exchange or quotation system. You should be prepared to only make a return on your investments in the pre-funded warrants if you exercise such warrants into common shares and then resell the shares at a price above the exercise price. The market price for our common shares might never be above the exercise price of such warrants. If you exercise such warrants, you might not be able to sell them for a price above which you bought them, if at all.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

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We may not receive any additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrants. Accordingly, we may not receive any additional funds upon the exercise of the pre-funded warrants. Even if the remainder of the exercise price on the pre-funded warrants, C$0.001, is paid in cash, such payment will be nominal and will not improve our ability to fund operations.

You will experience immediate and substantial dilution as a result of this offering.

The shares being offered hereby (including the shares underlying the pre-funded warrants) represent almost 150% of our current outstanding shares, and upon their issuance, your voting and economic rights will be substantially diluted. In the future, we may issue our authorized but previously unissued equity securities, resulting in the further dilution of the ownership interests of our shareholders. We may issue additional common shares or other securities that are convertible into or exercisable for common shares in order to raise additional capital, or in connection with hiring or retaining employees, directors, or consultants, or in connection with future acquisitions of licenses to technology or diagnostic tests in connection with future business acquisitions, or for other business purposes. The future issuance of any such additional common shares or other securities, including those underlying the warrants and options we have issued and granted, would dilute the voting power of our shareholders, could dilute the net tangible book value per share at the time of such future issuance and may create downward pressure on the trading price of our common shares.

We may also issue preferred shares having rights, preferences, and privileges senior to the rights of our common shares with respect to dividends, rights to share in distributions of our assets if we liquidate our company or voting rights. Any preferred shares may also be convertible into common shares on terms that would be dilutive to holders of common shares.

Holders of pre-funded warrants purchased in this offering will have no rights as common shareholders until such holders exercise their pre-funded warrants and acquire our common shares.

Until holders of pre-funded warrants acquire common shares upon exercise of such warrants, holders of pre-funded warrants will have no rights with respect to the common shares underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

The Financial Industry Regulatory Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

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Volatility in our common shares price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receiving from U.S. reporting companies.

Additionally, if we fail to retain our status as a foreign private issuer, we will be required to report as a domestic issuer in the United States. Such a requirement would require us, among other matters, to report our financial statements in U.S. generally accepted accounting principles. Such an adjustment would require significant cost and would require our management to adapt to such U.S. domestic reporting standards with which they are not fully experienced.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and we anticipate that we will cease being an emerging growth company on September 1, 2026. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

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Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in the offered securities would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held any offered securities, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to the offered securities that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to the offered securities.

A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to price volatility in our common shares.

Following this offering, investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent that aggregate short exposure exceeds the number of shares of our common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common shares that are not directly correlated to the performance or prospects of our company and once investors purchase the common shares necessary to cover their short position the price of our common shares may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus and the documents incorporated herein by reference may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity, labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

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The forward-looking statements, including the statements contained in the sections entitled “Risk Factors”, “Description of Business” and elsewhere in this prospectus and the documents incorporated herein by reference, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors”. The forward-looking statements made herein relate only to events as of the date on which the statements are made.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have made misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus, the documents incorporated herein by reference and those documents we may file from time to time with the SEC.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States. The next date at which we will assess our status as a foreign private issuer is February 28, 2026, and the recent acquisition of Nautical Ventures increases the likelihood that we will cease to qualify as a foreign private issuer at the date of that assessment. If we deem that we are no longer a foreign private issuer, we will have to report as a U.S. domestic issuer beginning on September 1, 2026. Reporting as a U.S. domestic issuer will require significant expense and time of our management.

We have elected to take advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company until August 31, 2026.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

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We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We anticipate that we will cease being an emerging growth company starting September 1, 2026.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7.0 million assuming the sale of all of the common shares in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on as the assumed public offering price of $1.08 per common share. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $8.1 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend primarily to use the net proceeds from this offering for general corporate purposes and working capital, including for inventory management and servicing our floorplan lines of credit, general and administrative expenses and prosecuting patent applications relating to our E-Motion™ electric powertrain technology. We may also use a portion of the net proceeds from this offering for acquisitions or strategic investments in complementary businesses or technologies, however as of the date of this prospectus, no acquisition targets have been identified.

Each $0.10 increase (decrease) in the assumed public offering price of $1.08 per common share would increase (decrease) net proceeds to us by approximately $685,185 or $787,964 if the underwriter exercises its over-allotment option in full, assuming the number of common shares we sell, as set forth on the cover page of this prospectus, remains the same, before deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 common shares offered by us would increase (decrease) the net proceeds to us by $108,000 assuming the assumed public offering price remains the same and before deducting underwriting discounts and commissions.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited capitalization as of August 31, 2025:

•	on an actual basis;

•	on a pro forma basis to reflect (i) the sale of properties under the Equity Purchase Agreement with Nautical Ventures and (ii) the issuance of 101,598 common shares for services rendered; and

•	on a pro forma as adjusted basis to further reflect the issuance and sale of 7,407,407 common shares by us in this offering (and assuming the immediate exercise of any pre-funded warrants sold in this offering) based on an assumed offering price of $1.08 per common share, equal to the closing price of our common shares on Nasdaq on December 1, 2025, for net proceeds of $6,964,849 after deducting underwriter fees and estimated offering expenses payable by us.

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The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Operating and Financial Review and Prospects” and our audited financial statements and the related notes appearing elsewhere in this prospectus and the documents incorporated by reference herein and our unaudited consolidated pro forma information appearing elsewhere in this prospectus and the documents incorporated by reference herein.

Shareholders’ Equity	Actual (Audited)	Pro Forma (Unaudited)	Pro Forma as Adjusted (Unaudited)
Cash and Cash Equivalents	$7,418,779	$9,252,382	$16,217,231

Floor plan financing	$32,511,664	$30,511,664	$30,511,664
Current portion of long-term debt	$657,110	$657,110	$657,110
Long-term debt	$1,373,885	$1,373,885	$1,373,885
Purchase consideration payable to related party	$5,048,506	$5,016,279	$5,016,279

Capital Stock: common shares, no par value per share, unlimited number of common shares authorized, 4,907,137 common shares outstanding on an actual basis, 5,008,735 common shares outstanding on a pro form basis and 12,416,142 common shares outstanding on a pro forma as adjusted basis	$67,144,672	$67,287,061	$74,251,910
Contributed Surplus	$11,785,399	$11,785,399	$11,785,399
Accumulated other comprehensive income	$1,102,489	$1,102,489	$1,102,489
Retained Earnings/(Deficit)	$(71,581,558)	$(71,723,947)	$(71,723,947
Total Shareholders’ Equity	$8,451,002	$8,451,002	$15,415,851
Total Capitalization and Indebtedness	$48,042,167	$46,009,940	$52,974,789

Shares outstanding prior to the offering is based on 5,008,735 common shares outstanding as of December 1, 2025, and excludes:

•	2,187 common shares issuable upon the exercise of outstanding options outstanding as of December 1, 2025 with a WAEP of $398.02;

•	common shares underlying the underwriter warrants to be issued to the Underwriter in connection with this registered offering; and

•	440,033 common shares issuable upon exercise of other warrants outstanding as of December 1, 2025 with a WAEP of $17.34.

•	48 common shares exercisable upon the exercise of outstanding pre-funded warrants;

•	up to 647,802 common shares that may be issued upon the conversion of $5,586,646 in convertible notes that were issued pursuant to the Equity Purchase Agreement;

•	285,000 common shares to be issued to Alexandre Mongeon as per the Mongeon Employment Agreement;

•	up to 255,012 common shares that may be issued if we exercise all of the Real Property Options (of which 85,004 are currently due to be issued); and

•	up to 231,911 common shares that may be issued upon the conversion of up to $2,000,000 in convertible notes that may still be issued if we exercise real property options and dependent on the outcome of certain claims against Nautical Ventures, at a conversion price of $8.624 per share.

DILUTION

Investors in securities often experience immediately dilution in their investment to the extent of the difference between the offering price per common share included in the securities and the net tangible book value per common share after this offering. Such dilution would result in this offering if the offering price per common share included in the securities is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. However, there is no such dilution in this offering as our net tangible book value per share on a pro forma as adjusted basis is higher then the assumed offering price.

Net tangible book value represents the amount of our total consolidated tangible assets, which represent the amount of our total consolidated assets, excluding intangible assets, less total consolidated liabilities. Our historical net tangible book value as of August 31, 2025 was $7,969,805, or $1.62 per common share. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of outstanding common share as of August 31, 2025.

After giving effect to (i) the sale of properties under the Equity Purchase Agreement with Nautical Ventures, and (ii) the issuance of 101,598 common shares for services rendered (the “Post- August 31, 2025 Events”), our pro forma net tangible book value as of August 31, 2025 would have been approximately $8.0 million, or approximately $1.59 per common share, based on 5,008,735 shares of common stock outstanding on a pro forma basis.

After giving effect to the Post- August 31, 2025 Events and the additional proceeds we will receive from this offering and the shares to be issued in connection therewith, our pro forma as adjusted net tangible book value as of August 31, 2025 would have been approximately $14.9 million, or approximately $1.20 per common share, based on shares of common stock outstanding on a pro forma as adjusted basis.

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Dilution is determined by subtracting pro forma as adjusted net tangible book value per share from the assumed offering price of $1.08 per common share, which is the last reported sale price of our common share on Nasdaq on December 1, 2025, and after deducting the underwriter’s fees and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after August 31, 2025 other than to give effect to the Post-August 31, 2025 Events and the sale of the common shares offered in this offering (and assuming the immediate exercise of any pre-funded warrants sold in this offering), at an assumed offering price of $1.08, which is the reported sale price of our common share on Nasdaq on December 1, 2025, after deducting the underwriter’s fees and estimated offering expenses payable by us and assuming the sales of all of the securities we are offering, our pro forma as adjusted net tangible book value as of August 31, 2025 would have been approximately $14.9 million, or $1.20 per common share (or $16.0 million or $1.19 per common share, if the over-allotment option is exercised in full). This represents an immediate decrease in net tangible book value of $0.39 per common share to the existing shareholders (or $0.40 if the over-allotment option is exercised in full) and an immediate anti-dilution in net tangible book value of $0.12 per common share to investors purchasing securities in this offering (or $0.11 if the over-allotment option is exercised in full). The following table illustrates such dilution: The following table (which excludes the exercise of the over-allotment option) illustrates that there is no dilution in net tangible book value on a pro forma as adjusted basis for investors participating in this offering:

Assumed offering price per common share	$1.08
Net tangible book value per share as of August 31, 2025	$1.62
Pro forma as adjusted net tangible book value as of August 31, 2025	$1.59
Pro forma as adjusted net tangible book value per share after this offering	$1.20
Dilution per share to new investors in this offering	$(0.12)

The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual offering price and other terms of this offering determined at pricing. The tables and discussion above are based on a total of 5,008,735 common shares issued and outstanding as of December 1, 2025.

To the extent that we issue additional common shares in the future, there could be dilution to new investors participating in this offering.

COMPANY INFORMATION

We incorporate by reference into this prospectus the information describing our company set out in our annual report for the year ended August 31, 2025 filed on Form 20-F with the SEC on November 28, 2025. We draw your particular attention to Item 4 of that annual report entitled “Information on the Company.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of the financial condition and results of operations for the fiscal years ended August 31, 2025 and 2024 is included in Exhibit 99.2 to our report on Form 6-K filed on November 28, 2025 and is incorporated herein by reference. Our discussion of results of operations for the year Ended August 31, 2024 as compared to the year ended August 31, 2023 is included in Item 5 of our annual report on Form 20-F filed on November 28, 2025 and is incorporated herein by reference.

DIRECTORS AND EXECUTIVE OFFICERS

We incorporate by reference into this prospectus the information describing our directors and officers set out in our annual report for the year ended August 31, 2025 filed on Form 20-F with the SEC on November 28, 2025. Such information includes the composition of our board and various committees thereof, the business experience of our directors and officers, compensation paid to our directors and officers, family relationships, term of office, involvement in certain legal proceedings, director independence and ourcode of business conduct and ethics.

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PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of December 1, 2025 by (a) all our directors; (b) all our executive officers, and (c) all our executive officers and directors as a group. We do not know of any person who beneficially owns 5% or more of our outstanding common shares. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common shares.

		Percentage of
	Common Shares	Common Shares
	Beneficially	Beneficially
Name	Owned (1)	Owned (2)
Directors and Executive Officers:
Alexandre Mongeon, Chief Executive Officer, Director(3)	286,037	5.4%
Roger Moore, Chief Revenue Officer(6)	687,460	12.1%
Maxime Poudrier, Chief Operating Officer(9)(10)	1,004	*	%
Raffi Sossoyan, Chief Financial Officer	14,702	*	%
Daniel Rathe, Chief Technical Officer(7)(8)	501	*	%
Steve P. Barrenechea, Director	4,699	*	%
Luisa Ingargiola, Director	4,699	*	%
Dr. Philippe Couillard, Director(4)	38	*	%
Pierre-Yves Terrisse, Director(5)	Nil	*	%
All Directors and Executive Officers as a Group (Nine Persons)	999,140	16.7%

*	Under 1%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on December 1, 2025.

(2)	The percentage is calculated based on (i) 5,008,735 common shares that were outstanding as of December 1, 2025 and (ii) common shares deemed to be beneficially owned by such person or group if the person or group has the right to acquire the common shares within 60 days of the date as of which the information is provided.

(3)	Includes 16 common shares underlying options that have vested or will vest within the next 60 days. Under the terms of the Mongeon Employment Agreement, Alexandre Mongeon will be issued 285,000 of our common shares as compensation for moving his entire family to Southern Florida. The common shares will be issued once the move is completed.

(4)	Includes 38 common shares underlying options that have vested or will vest within the next 60 days.

(5)	Pierre-Yves Terrisse was appointed to our Board of Directors in February 2025.

(6)	Roger Moore was appointed our Chief Revenue Officer in June 2025. Mr. Moore beneficially owns (a) 93% of the common shares underlying a $3,586,646 convertible note, (b) 93% of the common shares underlying a $2,000,000 convertible note, each convertible at USD$8.624 per share and (c) 85,004 common shares issuable as part of the share consideration for the acquisition of Nautical Ventures.

(7)	Daniel Rathe was appointed our Chief Technical Officer in July 2025.

(8)	Includes 498 common shares underlying options that have vested or will vest within the next 60 days.

(9)	Maxime Poudrier was appointed our Chief Operating Officer in August 2025.

(10)	Includes 4 common shares underlying options that have vested or will vest within the next 60 days.

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The information as to shares beneficially owned, not being within our knowledge, has been furnished by each of our officers and directors, all directors and executive officers as a group, and each person who is known to us to own beneficially more than 5% of our common shares.

As of December 1, 2025, there were 35 holders of record of our common shares in the United States including CEDE & Co., which is a nominee of the Depository Trust Company.

Transfer Agent

Our common shares are recorded in registered form on the books of our transfer agent, Odyssey Transfer and Trust Company, located at 2155 Woodland Drive, Suite 100, Woodbury, MN, 55125.

RELATED-PARTY TRANSACTIONS

We incorporate by reference into this prospectus the information describing related-party transactions set out in our annual report for the year ended August 31, 2025 filed on Form 20-F with the SEC on November 28, 2025. We draw your particular attention to Item 7.B of that annual report entitled “Related-Party Transactions.”

MARKET FOR OUR SECURITIES

Our common shares began trading on the Nasdaq Capital Market in November 2020 under the symbol “VMAR”. The following table sets out the high and low closing price for our securities (rounded to the nearest whole cent) in each completed fiscal quarter since September 1, 2023 as quoted on the Nasdaq Stock Market:

	Common Shares
	High	Low
Fiscal 2024
Quarter Ended November 30	$5,089.30	$1,782.06
Quarter Ended February 29	$2,078.92	$1,013.81
Quarter Ended May 31	$1,052.96	$691.44
Quarter Ended August 31	$944.96	$222.30

Fiscal 2025
Quarter Ended November 30	$210.60	$20.80
Quarter Ended February 28	$21.50	$7.31
Quarter Ended May 31	$8.18	$4.39
Quarter Ended August 31	$8.51	$1.37

Fiscal 2026
Quarter Ended November 30	$1.64	$1.10

As of December 1, 2025, the last reported sale price of our common share on the Nasdaq Capital Market was $1.08 per share. The market for our common shares is limited and may become volatile and sporadic.

There is no market for our pre-funded warrants, and we do not intend to apply for or create any such market for such pre-funded warrants.

Holders

As of December 1, 2025, the registrar and transfer agent for our common shares reported that there were 5,008,735 common shares issued and outstanding. 4,968,994 of our common shares were registered to residents of the United States, including 4,858,184shares registered to CEDE & Co., which is a nominee of the Depository Trust Company.

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our Articles of Incorporation and By-laws that restrict us from declaring dividends.

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Authorized Capital

Our Articles of Incorporation provides that our authorized capital consists of two (2) classes of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares, and we are also authorized to issue an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

•	Voting Common Shares carry the right to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;
•	Voting Common Shares carry the right to receive any dividend;
•	Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

•	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
•	Non-Voting Common Shares carry the right to receive any dividend;
•	Non-Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

The directors of the Corporation may at any time and from time to time issue the Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors, with such designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares as the directors of the Corporation may determine.

To date, the Corporation has created:

Series A Preferred Shares

By certificate of amendment dated December 13, 2023, the Corporation created the Series A Convertible Preferred (the “Series A Preferred Shares”). No Series A Preferred Shares are currently outstanding. The terms of the Series A Preferred Shares are set out in the section entitled “Articles of Incorporation of Our Company.”

Series B Preferred Shares

By certificate of amendment dated January 15, 2024, the Corporation created the Series B Convertible Preferred (the “Series B Preferred Shares”). No Series B Preferred Shares are currently outstanding. The terms of the Series B Preferred Shares are set out in the section entitled “Articles of Incorporation of Our Company.”

ARTICLES OF INCORPORATION OF OUR COMPANY

Our company was incorporated under the laws of the Province of Quebec, Canada on August 27, 2012, under the name Riopel Marine, Inc. We amended our Articles of Incorporation on April 22, 2020, to change our name to Vision Marine Technologies Inc. We amended our Articles of Incorporation on September 30, 2022, to create a new class of preferred shares., (ii) on December 13, 2023, to create the Series A Convertible Preferred Shares (the “Series A Preferred Shares”), and (ii) on December 13, 2023, to create the Series B Convertible Preferred Shares (the “Series B Preferred Shares”). The following is a description of certain sections of our Articles of Incorporation as amended.

Remuneration of Directors

Our directors are entitled to the remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the Board fixes, from time to time, by resolution, the remuneration of the directors. In addition, the Board, may, by resolution, grant special compensation to a director who performs a specific or additional mandate on our behalf. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

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Number of Directors

Our Articles of Incorporation provide for a minimum of one and a maximum of ten directors. The Board is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the Board, or failing that by shareholder resolution. An amendment to the Articles of Incorporation which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles of Incorporation provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the Articles of Incorporation.

Our directors may from time to time on behalf of our company, without shareholder approval:

•	Take out loans;
•	Issue, reissue, sell or mortgage its debt securities;
•	Give security for the performance of another person’s obligation;
•	Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;
•	Fill vacancies in the directors or the auditor or to appoint additional directors;
•	Appoint our chairman and the chairman of our Board, the head of management, the head of operations or the head of finance, and fix their remuneration;
•	Authorize the issue of shares;
•	Approve the transfer of unpaid shares;
•	Declare dividends;
•	Acquire, in particular by purchase, redemption or exchange, shares issued by us;
•	Subdivide, redesign or convert shares;
•	Authorize the payment of a commission to a person who purchases our shares or other securities, or who undertakes to buy or to have these shares or values purchased;
•	Approve the financial statements presented at annual meetings of shareholders;
•	Adopt the rules of procedure, modify or repeal them;
•	Authorize calls for payments;
•	Authorize the confiscation of shares;
•	Approve an amendment to the Articles of Incorporation allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;
•	Approve a simplified merger.

Authorized Capital

Our Articles of Incorporation provides that our authorized capital consists of two (2) classes of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares, and we are also authorized to issue an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may be determined by the board of directors before issuance thereof.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

•	Voting Common Shares carry the right to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;

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•	Voting Common Shares carry the right to receive any dividend;
•	Voting Common Shares have the right to share the remainder of the assets in the event of our liquidation or dissolution.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

•	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
•	Non-Voting Common Shares carry the right to receive any dividend;
•	Non-Voting Common Shares have the right to share the remainder of the assets in the event of our liquidation or dissolution.

Our directors may at any time and from time to time issue the Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors, with such designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares as our directors may determine.

To date, we have created:

Series A Preferred Shares

By certificate of amendment dated December 13, 2023, the Corporation created the Series A Convertible Preferred (the “Series A Preferred Shares”). Pursuant to a private placement which closed on December 21, 2023, the Series A Preferred Shares were limited to 6,000 shares in total and each Series A preferred share had a stated Value equal to $1,000. Holders of the Series A Preferred Shares are not entitled to receive any dividends, however as long as any Series A Preferred Shares remain outstanding, the Corporation is prohibited from declaring any dividends or making any distributions on any securities junior to the Series A Preferred Shares.

The Series A Preferred Shares have no voting rights except if the Corporation proposes to (i) alter or adversely change the prior preferences given to the Series A Preferred Shares, (ii) authorize or create any class of shares ranking as to dividends, redemption or distribution any rights senior to or pari-passu with the Series A Preferred Shares, (iv) increase the number of authorized preferred shares, or (v) enter into any agreement with respect to any of the foregoing.

Upon liquidation, dissolution or winding-up of the Corporation, holders of Series A Preferred Shares would be entitled to receive, an amount equal to the stated value plus accrued and unpaid dividends thereon and such payments would be made before any distribution or payment is made to the holders of any junior securities.

Each Series A Preferred Share is convertible, at any time and from time to time, after they are issued, at the option of the holder into that number of Common Shares determined by dividing the stated value of such Series A Preferred Shares by the conversion price. The conversion price shall be equal to $1,417.50 subject to any adjustments otherwise provided in the articles of amendment. However, the conversion price in connection with a forced conversion would be the lesser of the then price and 80% of the average VWAP during the five trading days ending on and including the forced conversion date. In no event, shall the conversion price be less than $405.00, subject to adjustment.

The Series A Preferred Shares are subject to a forced conversion on the one-year anniversary date of original issue pursuant to which the Corporation shall deliver a written notice to all holders of Series A Preferred Shares to cause each holder to convert all or part of such holder’s Series A Preferred Shares plus all liquidated damage and other amounts due in respect of the Series A Preferred Shares.

The Series A Preferred Shares also contain a number of negative covenants that prevent the Corporation for taking various actions which would adversely affect any rights of the holders of Series A Preferred Shares including, without limitation, (i) amending its charter documents,(ii) repurchasing or offering to dividends or distributions on junior securities of the Corporation, or (iv) enter into any agreements with respect to any of the foregoing.

The Corporation also has the right to redeem all but not less than all of the stated value of the Series A Preferred Shares then outstanding in cash at a price equal to 120% of the stated value being redeemed as of the redemption date. The Series A Preferred Shares also have adjustment mechanisms in order to insure that upon any splits or reverse splits any appropriate adjustment shall be made to the conversion price and to the number of common shares and contain specific adjustments for any equity sales which are issued below the then set price.

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Series B Preferred Shares

By certificate of amendment dated January 15, 2024, the Corporation created the Series B Convertible Preferred (the “Series B Preferred Shares”). Pursuant to a private placement which closed on January 19, 2024, the Series B Preferred Shares were limited to 3,000 shares in total and each Series B preferred share had a stated Value equal to $1,000. Holders of the Series B Preferred Shares are not entitled to receive any dividends, however as long as any Series B Preferred Shares remain outstanding, the Corporation is prohibited from declaring any dividends or making any distributions on any securities junior to the Series B Preferred Shares.

The Series B Preferred Shares have no voting rights except if the Corporation proposes to (i) alter or adversely change the prior preferences given to the Series B Preferred Shares, (ii) authorize or create any class of shares ranking as to dividends, redemption or distribution any rights senior to or pari-passu with the Series B Preferred Shares, (iv) increase the number of authorized preferred shares, or (v) enter into any agreement with respect to any of the foregoing.

Upon liquidation, dissolution or winding-up of the Corporation, holders of Series B Preferred Shares would be entitled to receive, an amount equal to the stated value plus accrued and unpaid dividends thereon and such payments would be made before any distribution or payment is made to the holders of any junior securities.

Each Series B Preferred Share is convertible, at any time and from time to time, after they are issued, at the option of the holder into that number of Common Shares determined by dividing the stated value of such Series B Preferred Shares by the conversion price. The conversion price shall be equal to $1,417.50 subject to any adjustments otherwise provided in the articles of amendment. However, the conversion price in connection with a forced conversion would be the lesser of the then price and 80% of the average VWAP during the five trading days ending on and including the forced conversion date. In no event, shall the conversion price be less than $405.00, subject to adjustment.

The Series B Preferred Shares are subject to a forced conversion on the one-year anniversary date of original issue pursuant to which the Corporation shall deliver a written notice to all holders of Series B Preferred Shares to cause each holder to convert all or part of such holder’s Series B Preferred Shares plus all liquidated damage and other amounts due in respect of the Series B Preferred Shares.

The Series B Preferred Shares also contain a number of negative covenants that prevent the Corporation for taking various actions which would adversely affect any rights of the holders of Series B Preferred Shares including, without limitation, (i) amending its charter documents,(ii) repurchasing or offering to repurchase or otherwise require more than a de minimus number of common shares, (iii) pay cash dividends or distributions on junior securities of the Corporation, or (iv) enter into any agreements with respect to any of the foregoing.

We also have the right to redeem all but not less than all of the stated value of the Series B Preferred Shares then outstanding in cash at a price equal to 120% of the stated value being redeemed as of the redemption date. The Series B Preferred Shares also have adjustment mechanisms in order to insure that upon any splits or reverse splits any appropriate adjustment shall be made to the conversion price and to the number of common shares and contain specific adjustments for any equity sales which are issued below the then set price.

Shareholder Meetings

The Business Corporations Act provides that: (i) we must hold an annual meeting of shareholders; if necessary, we can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the Board, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 15 months of the previous annual meeting; (iv) the Board may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the Board to convene a special meeting for the purposes set out in their request.

MATERIAL CONTRACTS

We incorporate by reference into this prospectus the information describing our material contracts set out in our annual report for the year ended August 31, 2025 filed on Form 20-F with the SEC on November 28, 2025. We draw your particular attention to Item 10.C of that annual report entitled “Material Contracts.”

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Vision Marine Technologies Inc. is incorporated pursuant to the laws of the Province of Quebec, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For Non-Canadian Holders,” below.

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There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development (the “Minister”), is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1.386 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $2.079 billion); since January 1, 2019, both thresholds are adjusted annually by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009 and 2024, important amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections. In 2016, 2021 and 2025, the government of Canada released a set of guidelines for the national security review process. The guidelines state that, in assessing a proposed investment under the national security provisions of the Investment Act, the nature of the asset or business activities and the parties, including the potential for third party influence, involved in the transaction will be considered. The guidelines also provide a list of factors that may be taken into account to determine whether a review of an investment on national security grounds will be conducted.

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Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

TAXATION

Canadian Federal Income Tax Considerations for Non-Canadian Holders

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, the offered securities pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or, collectively, the Canadian Tax Act, (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, the offered securities in a business carried on in Canada; (5) has not entered into, with respect to our offered securities, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the offered securities as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, or the Canada-U.S. Tax Treaty, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof the (“Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the offered securities must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is the beneficial owner of the dividends and a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

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Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of an offered security, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the offered securities are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the offered securities will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the offered securities are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq unless at any particular time during the 60-month period that ends at that time:

•	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•	more than 50% of the fair market value of the offered securities was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, offered securities could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of the offered securities that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Non-Canadian Holder were a resident of Canada for purposes of the Canadian Tax Act. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of offered securities by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose offered securities may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them. The proceeds of disposition payable by the purchaser to the Non-Canadian Holder may be subject to a mandatory withholding equal to 25% of such proceeds if the Non-Canadian Holder does not provide the purchaser with a proper certificate issued by the Canadian tax authorities.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of the offered securities by a U.S. holder (as defined below) that holds offered securities as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold offered securities as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of the offered securities.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of offered securities that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

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If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding offered securities and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in the offered securities.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Offered Securities” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our common shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, common shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as our common shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Sale or Other Disposition of Offered Securities

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of offered securities in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such offered securities. Any capital gain or loss will be long-term if the offered securities have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the offered securities.

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Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of common shares. Under the PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the common shares;

•	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income; and

•	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our common shares listed on the Nasdaq, and provided that the common shares will be regularly traded on the Nasdaq, a U.S. holder holds common shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of common shares held at the end of the taxable year over the adjusted tax basis of such common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the common shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our common shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

Dividends that we pay on our common shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our common shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-

Treatment of Pre-Funded Warrants

Although not free from doubt, a pre-funded warrant should be treated as a share of our common shares for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common shares, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common shares received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common shares received upon exercise, increased by the exercise price of C$0.001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).

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Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of the offered securities. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE OFFERED SECURITIES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of our share capital. This summary is not complete and you should review our Articles of Incorporation and the Modifications to Certificate, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the below share capital.

Common Shares

The description of our common shares under the section “Articles of Incorporation of our Company” in this prospectus is incorporated herein by reference.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following is a summary of our common shares and the pre-funded warrants. You should review the underwriting agreement, our Articles of Incorporation, the Modification to Certificate and the form of the pre-funded warrant, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to our common shares and pre-funded warrants.

Common Shares

The description of our common shares under the section “Articles of Incorporation of our Company” in this prospectus is incorporated herein by reference.

Our Articles of Incorporation permit the issuance of an unlimited number of Common shares, and holders of common shares have no pre-emptive or conversion or exchange right or other subscription rights in connection with such further issuance. Under our Articles of Incorporation, the authorized share capital of the Company is comprised of two (2) classes of shares, being: (a) an unlimited number of common shares without par value, issuable in four series, of which (i) an unlimited number are designated as voting common shares - series founder, (ii) an unlimited number are designated as voting common shares - series investor 1, (iii) an unlimited number are designated as voting common shares - series investor 2 and (iv) an unlimited number are designated as non-voting common shares, and (b) an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Voting Rights

The common shares offered herein, subject to the Business Corporations Act, are entitled to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting.

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Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of C$0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common shares following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of common shares which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrants, the form of which is being filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise price

The exercise price of each pre-funded warrants is equal to the offering price of each common share sold in this offering, of which all but C$0.001, the remaining nominal exercise price, has been paid. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of common shares purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrant. No fractional common shares will be issued in connection with the exercise of a pre-funded warrant.

Exercise limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the common shares then outstanding (including for such purpose the common shares issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange listing

There is no established trading market for the pre-funded warrants. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental transactions

In the event of a fundamental transaction, generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation, merger, amalgamation or arrangement with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holder shall have the right to receive, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common share of the successor or acquiring corporation or of us if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of common shares for which the pre-funded warrant was exercisable immediately prior to such fundamental transaction.

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No rights as a shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of common shares, the holders of pre-funded warrants do not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common shares.

UNDERWRITING

We entered into an underwriting agreement, dated,           , 2025, with ThinkEquity LLC, acting as the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of common shares listed next to its name at the public offering price, less the underwriting discounts and commissions, in addition to pre-funded warrants as set forth on the cover page of this prospectus and common shares as indicated below:

Underwriter:	Number of Common Shares	Number of Pre-Funded Warrants
ThinkEquity LLC

Total:

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The common shares are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus if any such securities are taken.

We have agreed to indemnify the underwriter and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Discounts and Commissions

The underwriter proposes to offer the common shares directly to the public at the public offering prices set forth on the cover page of this prospectus. After the offering to the public, the offering prices and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter. Any common shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per common share. We have agreed to sell the pre-funded warrants to the underwriter at the same offering price less C$0.001 per pre-funded warrant.

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us. The underwriting discount is 6.5% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received at the closing of the offering.

	Per Common Share	Per Pre-Funded Warrant(1)	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price
Underwriting discount (6.5%)			-	-
Non-accountable expense allowance (1%)			-	-
Proceeds, before expenses, to us

(1)	Gross proceeds do not include a nominal exercise price to be paid to us upon the exercise of the pre-funded warrants.

We have also agreed to pay certain of the underwriter's expenses relating to the offering, including: all filing fees and expenses associated with the review of the offering by FINRA; all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; the fees and expenses of the underwriter's legal counsel not to exceed $125,000; the $29,500 cost associated with the use of Ipreo's book building, prospectus tracking and compliance software for the offering; $10,000 for data services and communications expenses; up to $10,000 of underwriter's actual accountable "road show" expenses; and up to $20,000 of the underwriter's market making and trading, and clearing firm settlement expenses for the offering.

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Over-Allotment Option

We have granted a 45-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional [           ] common shares and pre-funded warrants, representing 15% of the common shares and pre-funded warrants sold in the offering, solely to cover over-allotments, if any. The purchase price to be paid per additional common share by the underwriter shall be equal to the public offering price of one common share, less the underwriting discount. The purchase price of the additional pre-funded warrants to be issued is the public offering price of one common share less the underwriting discount and C$0.001.

Underwriter’s Warrants

Upon closing of this offering, we have agreed to issue to the underwriter, or its designees, as compensation, Underwriter’s Warrants to purchase up to 370,370 common shares (425,925 if the underwriter exercises its over-allotment option in full), which is equal to 5% of the aggregate number of common shares and pre-funded warrants sold in this offering, using the assumed offering price of $1.08. The Underwriter’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per common share in this offering. The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, immediately following the closing of the offering and expiring on the date which is five years from the effective date of the registration statement of which this prospectus is a part. The Underwriter’s Warrants provide for one demand registration right of the shares underlying the Underwriter’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common shares underlying the Underwriter’s Warrants and customary anti-dilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

The Underwriter’s Warrants will provide for adjustment in the number and price of the Underwriter’s Warrants and the common shares underlying such Underwriter’s Warrants in the event of recapitalization, merger, share split or other structural transaction.

Right of First Refusal

We have agreed that for a period of six months from the closing of the offering, that the underwriter has the option to act as sole investment banker, sole book-runner, and/or sole placement agent, at the underwriter’s sole and exclusive discretion, for each and every future public and private equity offering, including all of our equity linked financings (each, a "Subject Transaction"), or any successor (or any of our subsidiaries), subject to the same cash, discount, and warrant compensation for the underwriter on such same terms and conditions as the common shares are being offered herein for such Subject Transactions (the “Right of First Refusal”).

Lock-Up Agreements

In connection with this offering, each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares for the three-month period following the date of the offering without the underwriter’s prior written consent.

Company Lock-Up Agreement

In addition, we have agreed that without the prior written consent of the underwriter, we will not, for a period of 60 days after the date of the offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any of common shares or any securities convertible into or exercisable or exchangeable for common shares; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in (i), (ii), (iii) or (iv) above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The prohibitions above, among other exemptions, shall not apply to the issuance of securities that we may issue if we exercise the Real Property Options.

Additionally, we have agreed that for a period of 6 months after the date of the offering we will not directly or indirectly offer to sell, contract to sell, grant any option to sell or otherwise dispose of common shares or any securities convertible into or exercisable or exchangeable for common shares in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the underwriter.

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Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriter may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions in accordance with Regulation M under the Exchange Act. Short sales involve the sale by the underwriter of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional securities in the offering. The underwriter may close out any covered short position by either exercising the over-allotment option to purchase securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option to purchase securities. “Naked” short sales are sales in excess of the over-allotment option to purchase securities. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriter in the open market before the completion of the offering.

The underwriter makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common shares on the national securities market on which our common shares are trading in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the common shares or pre-funded warrants and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of securities for sale to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, the underwriter and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it will receive customary fees and commissions. ThinkEquity LLC acted as underwriter in our November 2020 public offering, for which it received compensation. We have paid ThinkEquity LLC approximately $2,007,000 and issued it (or its assignees) approximately 200,433 warrants to purchase common shares since September 1, 2022 for its services as a placement agent or as an underwriter in various security offerings, including under the placement agency agreement dated September 13, 2024, at the market sales agreement dated October 17, 2024, the placement agency agreement dated January 12, 2025 and the underwriting agreement dated August 15, 2025.

On June 7, 2024, we entered into a strategic advisory agreement with the underwriter, pursuant to which the underwriter agreed to serve as our exclusive financial advisor in connection with a potential business combination transaction or other transactions (the “Strategic Advisory Agreement”). A non-refundable advisory fee equal to $45,000 (the “Advisory Fee”) is payable at the Company’s first closing of a minimum gross financing amount of $2,500,000. If during the term of the Strategic Advisory Agreement, or within the 12 month period following the term of the agreement, a business combination is completed with a target company introduced to us by the underwriter, the Company shall pay the underwriter a cash fee equal to the greater of (i) 3% of the value of the business combination, and or (ii) $300,000, which amount shall be reduced by the amount of the Advisory Fee, if any. In addition to any fees payable under the Strategic Advisory Agreement, the Company agreed to pay the underwriter for all reasonable travel and other out-of-pocket expenses incurred in connection with the agreement, including the preapproved and reasonable fees and expenses of the underwriter’s counsel and due diligence analysis efforts not to exceed $25,000.

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On September 11, 2024, the Strategic Advisory Agreement was amended to grant the underwriter a right of first refusal in connection with future business combinations (the “Right of First Refusal”). If during the term of the Strategic Advisory Agreement or within the twelve-month period following its expiration, and following the closing of a business combination with a company identified on a pre-approved list, we elect to pursue a subsequent business combination, the underwriter shall have the exclusive right, but not the obligation, to act as our exclusive financial advisor and sole investment banker for such transaction. If the underwriter accepts this engagement, the parties will enter into a separate agreement on customary terms, including provisions for appropriate fees and indemnification consistent with similar transactions. In accordance with FINRA Rule 5110(g)(6)(a), this Right of First Refusal is limited to three years from the date of the amendment.

On July 11, 2025, we entered into a debt financing engagement agreement with the underwriter (the “Debt Engagement Agreement”), pursuant to which the underwriter agreed to act as a non-exclusive financial advisor and placement agent in connection with potential debt financing transactions. Under the terms of the Debt Engagement Agreement, if we complete a debt financing during the term of the agreement with a lender or investor introduced by the underwriter (a “Debt Financing”), we are required to pay the underwriter a cash fee equal to the greater of (i) 2.5% of the total facility size of the Debt Financing or (ii) $75,000.

In addition, upon the closing of a Debt Financing, we agreed to issue to the underwriter (or its designees) a five-year warrant to purchase a number of our common shares equal to 2.5% of the total facility size of such Debt Financing. The exercise price of these warrants will be equal to the price per share at which warrants, if any, are issued to the lender in such Debt Financing, or, if no such warrants are issued to the lender, the closing price of our common shares on the date of the agreement. These warrants include a net-exercise feature and provide for one-time piggyback registration rights, unless the shares underlying the warrants are then freely tradeable under Rule 144 of the Securities Act.

The agreement provides that if any subsequent loans are executed, or if an existing loan is increased, within 18 months following the termination of the Debt Engagement Agreement with a lender or investor who participated in an initial Debt Financing for which the underwriter received a fee, we must pay the underwriter a fee consistent with the foregoing compensation structure (i.e., 2.5% of new or incremental capital raised), payable at closing. The Debt Engagement Agreement also includes customary indemnification and contribution provisions.

Except as disclosed in this prospectus, we have no present arrangements with the underwriter or any of its affiliates for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Dentons Canada LLP, our Canadian counsel. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. Cozen O’Connor LLP is acting as counsel to the underwriter. The address of Cozen O’Connor LLP is Bentall 5, 550 Burrard Street, Suite 2501, Vancouver, BC, V6C 2B5, Canada.

EXPERTS

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2025 and 2024 and the two years in the fiscal years ended August 31, 2025 and 2024, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of M&K CPA, PLLC, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. M&K CPA, PLLC has offices at 24955 Interstate Highway 45 Suite 400, The Woodlands, Texas.

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The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2023 and the year ended August 31, 2023, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, Blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below. With the exception of the SEC registration fee, and FINRA filing fee all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	$1,271
Printing and engraving expenses	$2,500
Legal fees and expenses	$150,000
FINRA filing fee	$1,880
Accounting fees and expenses	$60,000
Miscellaneous expenses	$10,000
Total	$225,651

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada, and some of our directors and officers, as well as the Canadian independent registered public accounting firm named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian expert named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

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In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

•	the judgment is enforceable in the jurisdiction in which it was given;

•	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is CorpoMax Inc., 2915 Ogletown Road, Newark, DE 19713.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the offered securities. This prospectus and the documents incorporated herein by reference do not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made including the documents filed with the SEC incorporated by reference herein. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The United States Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Report on Form 6-k filed on December 3, 2025;

●	Annual Report on Form 20-F for the fiscal year ended August 31, 2025 filed with the SEC on November 28, 2025;

●	Report on Form 6-K filed with the SEC on November 28, 2025;

●	Exhibits 99.1 and 99.2 to the report on Form 6-k filed with the SEC on July 1, 2025; and

●	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-39730), filed with the SEC on November 20, 2020, and any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.investors.visionmarinetechnologies.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

Attention: Chief Executive Officer

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Up to 7,407,407 Common Shares

Up to 7,407,407 Pre-Funded Warrants to purchase Common Shares

Up to 7,407,407 Common Shares underlying the Pre-Funded Warrants

Vision Marine Technologies Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

          , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.

Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:

(1)	the person acted with honesty and loyalty in the interest of the Company or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the Company’s request; and

(2)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriter’s underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. All share and per share amounts herein have been adjusted to account for (i) a 1-for-15 reverse stock split of our common shares that we enacted on August 22, 2024, (ii) a 1-for-9 reverse stock split of our common shares that we enacted on October 8, 2024 and (ii) a 1-for-10 reverse stock split of our common shares that we enacted on March 31, 2025.

On January 24, 2023, the Company issued 412 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On February 21, 2023, the Company issued 353 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

In March 2023, the Company issued to our employees, directors and officers an aggregate of 165 options to purchase voting common shares at $5,683.50 per share.

On March 22, 2023, the Company issued 37 voting common shares to a former director of the Company, as part of the financing rounds, for a total consideration of $208,332.

In April 2023, the Company issued to our employees, directors and officers an aggregate of 37 options to purchase common shares at $5,683.50 per share.

On April 20, 2023, the Company issued 283 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the fiscal year ended August 31, 2023, the Company issued a total of 181 voting common shares to third parties in exchange for marketing and management consulting services, and board fees provided to the Company.

II-1

On June 16, 2023, the Company issued 367 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On July 31, 2023, the Company issued 368 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the fiscal year ended August 31, 2023, the Company issued 45 voting common shares upon the exercise of a former employee’s stock options.

During the fiscal year ended August 31, 2024, the Company issued a total of 537 voting common shares to third parties in exchange for marketing and management consulting services, and board fees provided to the Company.

In September 2023, the Company sold an aggregate of 277 voting common shares of the Company at a purchase price of $5,467.50 per unit for gross proceeds of approximately $1.5 million. Each of the units issued pursuant to the private placement was comprised of one common share and one common share purchase warrant. Each full warrant will be exercisable six months from the date of issuance and entitle its holder to acquire one additional common share at a price of $5,467.50 per common share and will expire three years from the date of issuance. On December 13, 2023, the Company agreed to reduce the exercise price of these warrants to $1,417.50.

In December 2023, the Company entered into a securities purchase agreement with institutional and accredited investors, for the offering of (i) 3,000 Series A Preferred Shares, no par value at a price of $1,000 per share, (ii) 2,124 warrants to purchase the Company’s common shares, with an exercise price equal to $1,417.50, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of $3,000,000 and (iii) an option to purchase one additional Series A Preferred Share and 1 warrant to purchase Voting Common Shares per each Series A Preferred Share held for a period of 6 months from the issuance date at the stated value of $1,000.

In December 2023, the Company issued to our employees, directors and officers an aggregate of 38 options to purchase common shares at $4,630.50 per share.

In January 2024, the Company issued to our employees, directors and officers an aggregate of 38 options to purchase common shares at $1,026.00 per share.

In January 2024, the Company entered into a securities purchase agreement with the Government of Québec, through Investissement Québec, for the offering of (i) 3,000 Series B Preferred Shares, no par value at a price of $1,000 per share, (ii) 2,117 warrants to purchase shares of the Company’s common shares, with an exercise price equal to $1,417.50, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of $3,000,000.

On June 7, 2024, the Company issued 223 voting common shares to Bancroft Capital LLC in exchange for Bancroft Capital LLC’s release of the Company for unpaid referral fees due to Bancroft Capital LLC as it related to a former investment engagement agreement by and between Bancroft Capital LLC and the Company dated May 5, 2023.

During the fiscal year ended August 31, 2024, the Company issued a total of 1,165 voting common shares upon the conversion of 650 Series A Preferred Shares.

On August 19, 2024, the Company issued 4,186 common shares and 48 pre-funded warrants exercisable into 48 common shares for a nominal exercise price in exchange for 2,124 warrants issued upon the issuance of the Series A Preferred Shares.

On September 16, 2024, the Company issued 37,778 voting common shares as part of a private placement for total gross proceeds of $3,400,000, less transaction costs of approximately $774,000. In connection with the issuance of these securities, the Company issued 1,896 private placement warrants for the issuance of the same number of voting common shares at an exercise price of $112.50 per share.

During the fiscal year ended August 31, 2025, the Company issued 447,816 voting common shares as part of an “at the market” placement offering for a total cash consideration price of $11,068,553, net of transaction costs of $681,063.

On January 16, 2025, the Company issued 425,640 voting common shares, 45,000 pre-funded warrants exercisable into common shares on a one-for-one basis and 235,320 common warrants exercisable into common shares on a one-for-one basis with an exercise price of $15.00. The common shares (or pre-funded warrants) and common warrants were issued for a combined price of $12.50. In connection with the issuance of these securities, the Company issued 23,537 private placement warrants for the issuance of the same number of common shares at an exercise price of $15.00 per share.

II-2

During the fiscal year ended August 31, 2025, the Company issued a total of 86,160 voting common shares to third parties in exchange for marketing, management consulting services, and board fees provided to the Company.

During the fiscal year ended August 31, 2025, the Company issued a total of 988 voting common shares upon the conversion of 400 Series A Preferred Shares.

On December 21, 2024, the Company forced the conversion of 1,950 Series A Preferred Shares into 4,821 voting common shares.

On January 17, 2025, the Company forced the conversion of 3,000 Series B Preferred Shares into 7,408 voting common shares.

On August 18, 2025, the Company issued 2,075,000 Voting Common Shares and 1,425,000 Pre-Funded Warrants as part of a private placement offering for a total cash consideration of $5,962,238, net of transaction costs of $1,037,762.

During the year ended August 31, 2025, 1,470,000 Pre-Funded Warrants were converted into 1,470,000 Voting Common Shares.

On May 16, 2025, the Company reached a settlement agreement resolving an outstanding legal claim related to certain of its Series A Convertible Preferred shareholders. As a result of this agreement, the Company agreed to issue up to 250,000 Voting Common Shares to these shareholders to settle the dispute. The settlement received court approval on August 13, 2025. As a result, the Company issued 250,000 Voting Common Shares to the plaintiffs at a value of $832,500.

During the months of September and October 2025, the Company issued a total of 101,598 voting common shares to third parties in exchange for marketing services and board fees provided to the Company.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith or incorporated by reference herein are listed in the following Exhibit Index:

1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation and Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1, filed on July 9, 2020)
3.2	Certificate of modification to the Common shares, dated January 20, 2020 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 1, 2024)
3.3	Certificate of Amendment (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 9, 2020)
3.4	Articles of Amendment to the Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 30, 2022)
3.5	General By laws (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 1, 2023)
3.6	Certificate of Modification of the Series A Convertible Preferred (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)
3.7	Certificate of Modification of the Series B Convertible Preferred, dated January 15, 2024 (incorporated by reference to Exhibit 3.6 to the Registrant’s Form F-1, filed on January 30, 2024)
4.1	Form of Underwriter Warrant (included in Exhibit 1.1)
4.2	Share Certificate – Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)
4.3	Form of pre-funded warrant (included in Exhibit 1.1)
5.1	Opinion of Dentons Canada LLP regarding the validity of the common shares being registered*
5.2	Opinion of Ortoli Rosenstadt LLP regarding the pre-funded warrants and underwriter warrants*
10.1	Commercial Lease Agreement, dated June 10, 2017, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French), filed as Exhibit 10.1 to our registration statement on Form F-1 filed with the SEC on July 9, 2020.
10.2	Commercial Lease Agreement, dated April 1, 2019, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French), filed as Exhibit 10.2 to our registration statement on Form F-1 filed with the SEC on July 9, 2020.
10.3	Amended and Restated Share Option Plan. (incorporated by reference to Exhibit 10.3 to our annual report on Form 20-F filed on November 28, 2025)
10.4	Manufacturing and Supply Agreement, dated October 21, 2021, between the Company and Linamar Corporation, filed as Exhibit 10.9 to our annual report on Form 20-F filed with the SEC on December 30, 2021.

II-3

10.5	Summary translation of Mac Engineering Agreement with the Company, dated February 16, 2021 filed as Exhibit 10.10 to our annual report on Form 20-F filed with the SEC on December 30, 2021.
10.6	Form of Warrant, dated as of December 21, 2023, filed as Exhibit 99.2 to our report on Form 6-k filed with the SEC on December 22, 2023
10.7	Form of Securities Purchase Agreement, dated as of December 21, 2023, filed as Exhibit 99.3 to our report on Form 6-k filed with the SEC on December 22, 2023
10.8	Form of Registration Rights Agreement, dated as of December 21, 2023, filed as Exhibit 99.4 to our report on Form 6-k filed with the SEC on December 22, 2023
10.9	Form of Placement Agent Agreement, filed as Exhibit 99.5 to our report on Form 6-k filed with the SEC on December 22, 2023
10.10	Form of Warrant, dated as of January 17, 2024, filed as Exhibit 99.2 to our report on Form 6-k filed with the SEC on February 8, 2024
10.11	Form of Subscription Agreement, dated as of January 17, 2024, filed as Exhibit 99.3 to our report on Form 6-k filed with the SEC on February 8, 2024
10.12	Form of Registration Rights Agreement, dated as of January 17, 2024, filed as Exhibit 99.4 to our report on Form 6-k filed with the SEC on February 8, 2024
10.13	Form of Agency Agreement with iA Private Wealth Inc., filed as Exhibit 99.5 to our report on Form 6-k filed with the SEC on February 8, 2024
10.14	Form of Placement Agent Warrant Agreement, filed as Exhibit 4.1 to our report on Form 6-k filed with the SEC on September 16, 2024
10.15	Placement Agency Agreement with ThinkEquity LLC, dated September 13, 2024, filed as Exhibit 10.1 to our report on Form 6-k filed with the SEC on September 16, 2024
10.16	Form of Placement Agent Warrant Agreement, filed as Exhibit 4.1 to our report on Form 6-k filed with the SEC on September 16, 2024
10.17	Summary translation of Mac Engineering Agreement with the Company, dated February 16, 2021 (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 20-F, filed on December 30, 2021)
10.18	Form of Share Purchase Agreement, dated as of April 25, 2024, by and among the Company, 7858078 Canada Inc. and Stratégies Eb Inc. (incorporated by reference to Exhibit 10.13 to the Registrant’s Form F-1, filed on July 1, 2024)
10.19	Form of Warrant Exchange Agreement, dated as of August 16, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 6-K, filed on August 20, 2024)
10.20	Executive Employment Agreement, dated March 1, 2024, between the Registrant and Raffi Sossoyan (incorporated by reference to Exhibit 10.15 to the Company’s Form F-1/A filed on September 4, 2024)
10.21	Amending Agreement to Executive Employment Agreement, dated February 27, 2024, between the Registrant and Alexandre Mongeon (incorporated by reference to Exhibit 10.16 to the Company’s Form F-1/A filed on September 4, 2024)
10.22	Equity Purchase Agreement, dated as of June 20, 2025, among Vision Marine Technologies Inc., NVG Holdings Inc., Roger Moore and Jeff Garcia Code of Conduct and Ethics (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on July 1, 2025)+
10.23	Form of Convertible Promissory Note pursuant to the Equity Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on July 1, 2025)
10.24	Executive Employment Agreement, dated September 25, 2025 between the Company and Mr. Alexandre Mongeon (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on September 26, 2025)
10.25	Restricted Share Unit Agreement, dated September 25, 2025 between the Company and Mr. Alexandre Mongeon (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on September 26, 2025)
10.26	Restricted Share Unit Plan, adopted on September 12, 2025 (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on September 26, 2025)
10.27	Underwriting Agreement, dated August 15, 2025 between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 1.1 to our report on Form 6-k filed on August 18, 2025) in connection with an August 2025 financing (the “August 2025 Financing”)
10.28	Form of Underwriter Warrant in connection with the August 2025 Financing (incorporated by reference to Exhibit 4.1 to our report on Form 6-k filed on August 18, 2025)
10.29	Form of Pre-Funded Warrant in connection with the August 2025 Financing (incorporated by reference to Exhibit 4.2 to our report on Form 6-k filed on August 18, 2025)
10.30	Restricted Share Unit Plan, adopted September 12, 2025 (incorporated by reference to Exhibit 10.3 to our report on Form 6-k filed on September 26, 2025)
10.31	Employment Agreement, dated June 20, 2025, between the Company and Mr. Moore (incorporated by reference to Exhibit 10.31 to our annual report on Form 20-F filed on November 28, 2025)
10.32	Employment Agreement, dated August 25, 2025, between the Company and Mr. Poudrier (incorporated by reference to Exhibit 10.32 to our annual report on Form 20-F filed on November 28, 2025)
10.33	Employment Agreement, dated July 16, 2025, between the Company and Mr. Rathe (incorporated by reference to Exhibit 10.33 to our annual report on Form 20-F filed on November 28, 2025)

II-4

14.1	Code of Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Form F-1, filed on August 12, 2025)
23.1	Consent of Dentons Canada LLP (contained in exhibit 5.1)*
23.2	Consent of Ortoli Rosenstadt LLP (contained in exhibit 5.2) *
23.3	Consent of M&K CPA, PLLC*
23.4	Consent of M&K CPA, PLLC*
23.5	Consent of Ernst & Young, LLP*
24.1	Powers of Attorney*
107	Filing Fee Table*

*	Filed herewith.
+	Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on December 5, 2025.

VISION MARINE TECHNOLOGIES INC.
(Registrant)

By:	/s/ Alexandre Mongeon
Alexandre Mongeon, Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Alexandre Mongeon, as singly, our true and lawful attorney in fact, with full power to him, and to singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexandre Mongeon	Director, Chief Executive Officer (Principal Executive Officer)	December 5, 2025
Alexandre Mongeon

/s/ Raffi Sossoyan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 5, 2025
Raffi Sossoyan

/s/ Pierre-Yves Terrisse	Director	December 5, 2025
Pierre-Yves Terrisse

/s/ Luisa Ingargiola	Director	December 5, 2025
Luisa Ingargiola

/s/ Steve Barrenechea	Director	December 5, 2025
Steve Barrenechea

/s/ Dr. Phillipe Couillard	Director	December 5, 2025
Dr. Phillipe Couillard

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vision Marine Technologies Inc., has signed this registration statement or amendment thereto in Ft. Lauderdale, Florida, on December 5, 2025.

By:	/s/ Alexandre Mongeon
Name:	Alexandre Mongeon
Title:	CEO, Vision Marine Technologies Inc.

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